Calculation of Filing Fee Tables
S-8
DENTSPLY SIRONA Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Registrant's DENTSPLY SIRONA Inc. 2024 Omnibus Incentive Plan	Other	15,000,000	$ 10.165	$ 152,475,000.00	0.0001381	$ 21,056.80
Total Offering Amounts:						$ 152,475,000.00		$ 21,056.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 21,056.80
Offering Note
[1]	Fee Calculation Rule 457(c) and 457(h) (1) Pursuant to Rule 416 under the Securities Act, the number of shares of common stock, par value $0.01 per share (Common Stock) of the Registrant, to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the DENTSPLY SIRONA Inc. 2024 Omnibus Incentive Plan (as amended as of June 2, 2026). (2) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the offering price and registration fee are based on a price of $10.165 per share, which price is an average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on June 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources